Exhibit 99.1

Contacts
Company:	Mark H. Burroughs
(732) 542-2800
Investors:	Jennifer Beugelmans
(646) 596-7473
Media:	Kelly Hennessy
(617) 227-0552
March 4, 2009
OSTEOTECH REPORTS FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS
Company Plans Three Product Launches and Unveilings in 2009; Will Provide 2009
Guidance During Conference Call on March 5, 2009 at 9:00 a.m. EST
Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, today reported financial results for the fourth quarter and full year ended December 31, 2008.
“The last twelve months were an important transitional time for Osteotech. Our entire team worked diligently to execute our corporate strategy to leverage the Company’s proprietary technology portfolio into unique, procedure-driven products providing a stable platform to support long-term sales growth and profitability,” said Sam Owusu-Akyaw, President and Chief Executive Officer of Osteotech. “We continued to receive U.S. Food and Drug Administration (FDA) clearances for new products and our 2009 plan includes the launch of our MagniFuse™ Bone Graft and Plexur M™ Biocomposite, the re-launch of the Plexur P® platform and the unveiling of our first product based upon our proprietary human collagen technology platform, the DuraTech™ BioRegeneration Matrix. Complementing our progress within product development, we have also continued to execute our strategy to streamline and strengthen our access-based agency sales model. We remain encouraged by the progress we are making in these strategies and believe that once these initiatives are fully executed we will be well positioned to emerge as a leader in regenerative and biologic healing.”
Recent and 2008 Corporate Developments
Product Development and Regulatory
•	In February 2009, the Company announced that it received 13485:2003 ISO certification indicating that its facilities meet the international standards for medical device manufacturing.

•
In December 2008, Osteotech initiated a pivotal clinical trial for its DuraTech BioRegeneration Matrix. DuraTech is the first of several products under development based upon Osteotech’s proprietary human collagen technology platform. The Company expects to file a 510(k) with the FDA to secure marketing clearance for DuraTech in the third quarter of 2009.

•
In December 2008, Osteotech temporarily suspended the distribution of tissue grafts processed from allograft tissue recovered by its Bulgarian operations as a result of deficiencies identified during an inspection by the French regulatory agency Afssaps. Pursuant to a notice from Afssaps, Osteotech recalled 37 tissue grafts previously distributed in France that were processed from tissue recovered in Bulgaria.

•
In October 2008, Osteotech received FDA clearance for its next generation grafting material, MagniFuse Bone Graft. MagniFuse will provide a range of market opportunities with products specifically designed for use in posterolateral spine, deformity and minimally invasive procedures.

•	In May 2008, Osteotech announced its Plexur® Technology was to be used in the Craniofacial Reconstruction Program Funded by the Armed Forces Institute of Regenerative Medicine.
•
In April 2008, Osteotech received FDA clearance to market its Plexur P® Biocomposite in spinal applications. Plexur P is a porous, resilient scaffold which allows for the rapid absorption and retention of cells to facilitate bone growth.

•
In March and July 2008, Osteotech received FDA clearances for its Plexur M™ Biocomposite for application in the pelvis, extremities and spine. Plexur M is a uniquely moldable, settable biomaterial, which when heated gives surgeons the ability to contour the product into almost any shape.

Corporate
•
In January 2009, Osteotech expanded its senior management team with two new executives, Michael P. McCarthy to spearhead sales force strategies and Robert C. Cohen to focus on therapy-based solutions for the Company’s proprietary biologics.

•
In December 2008, Osteotech established a stock repurchase program. The management team and Board of Directors believe that shares of the Company’s common stock are undervalued and that a share repurchase program has the potential to enhance the long-term value of the Company.

•	During 2008, Osteotech invested $7.3 million to solidify its tissue supply position and expanded certain of its tissue supply arrangements.
Financial Results
Revenue for the three months ended December 31, 2008 was $24.6 million compared with $26.9 million for the three months ended December 31, 2007. The decline in fourth quarter 2008 revenue compared with 2007 was primarily driven by the expected reduction in private label Demineralized Bone Matrix (DBM) revenue of $2.6 million. Revenue for the full year ended December 31, 2008 was $103.8 million compared with $104.3 million for the full year 2007. Revenue for the full year was negatively impacted by the 62% reduction in private label DBM revenue, which was partially offset by the 15% growth achieved in the Company’s international business and 2% growth in its domestic business.

Net loss for the fourth quarter ended December 31, 2008 was $409,000, or a net loss of $0.02 per diluted share, compared with net income of $806,000, or $0.04 diluted earnings per share, for the fourth quarter of 2007. Net income for the full year ended December 31, 2008 was $2.2 million, or $0.12 diluted earnings per share, compared with net income of $2.6 million, or $0.15 diluted earnings per share, for 2007. Net income in 2008 included a gain of $1.0 million associated with the settlement of certain litigation, while net income for 2007 was negatively impacted by costs of $1.0 million related to the settlement of certain litigation.
“Looking ahead, we expect 2009 to be an exciting year that will include the re-launch of Plexur P and the anticipated launches of MagniFuse, Plexur M and DuraTech,” continued Mr. Owusu-Akyaw. “In addition, we expect our access-based agency sales teams to continue to develop and to successfully bring our new procedure-driven products to market. Three years ago we began developing our proprietary, high-technology product roadmap and by the fourth quarter of 2009, we expect to see tangible results stemming from the successful execution of our growth strategy. As a result, we believe we will be well positioned for long-term, profitable revenue growth in 2010 and well into the future.”
Conference Call Tomorrow, March 5, 2009
The Osteotech management team will host a conference call on March 5, 2009 at 9:00 a.m. (EST) to discuss full year 2008 financial results and guidance for 2009. The conference call may be accessed by dialing 1-866-804-6920 (domestic) or 1-857-350-1666 (international) and indicating access code 93870509. The conference will also be simultaneously webcast at http://www.osteotech.com. A replay of the conference call will be available approximately two hours after completion of the live call, through midnight, on March 19, 2009, by dialing 1-888-286-8010 and using access code 66948463.
About Osteotech
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of March 4, 2009 and the Company does not intend to update this information.

OSTEOTECH, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months		Year Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007

Revenue	$24,567	$26,939	$103,814	$104,277

Cost of revenue	11,148	12,532	48,770	50,555

Gross profit	13,419	14,407	55,044	53,722

Marketing, selling and general and administrative	11,553	11,696	45,032	44,801
Research and development	2,162	1,965	7,435	5,658

	13,715	13,661	52,467	50,459

Operating income (loss)	(296)	746	2,577	3,263

Interest expense, net	(310)	(129)	(1,072)	(588)
Other	8	185	961	(1)

Income (loss) before income taxes	(598)	802	2,466	2,674
Income tax provision (benefit)	(189)	(4)	263	57

Net Income (loss)	$(409)	$806	$2,203	$2,617

Earnings (loss) per share:
Basic	$(.02)	$.05	$.12	$.15
Diluted	$(.02)	$.04	$.12	$.15
Shares used in computing earnings (loss) per share:
Basic	17,918,606	17,666,940	17,833,902	17,538,254
Diluted	17,918,606	18,093,058	18,083,584	17,926,384
CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)

	Three Months		Year Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007

DBM	$14,397	$17,107	$61,961	$65,794
Hybrid/Synthetic	900	591	3,087	1,760
Traditional Tissue	4,652	4,491	20,258	17,623
Spinal Allografts	2,020	2,438	8,499	10,739
Client Services	1,674	2,085	8,201	7,621
Other Product Lines	924	227	1,808	740

Revenue	$24,567	$26,939	$103,814	$104,277

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OSTEOTECH, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$18,823	$22,777
Accounts receivable, net	17,968	19,353
Deferred processing costs	38,715	30,850
Inventories	1,467	1,171
Other current assets	3,115	3,957

Total current assets	80,088	78,108
Property, plant and equipment, net	34,005	34,508
Other assets	13,022	7,735

	$127,115	$120,351

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$23,569	$19,364
Current maturities of capital lease obligation	895	807

Total current liabilities	24,464	20,171
Capital lease obligation	13,175	14,069
Other liabilities	6,626	7,083

Total liabilities	44,265	41,323
Stockholders’ equity	82,850	79,028

	$127,115	$120,351

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